EXHIBIT 99.1
                                                                  ------------


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

             SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES INTENTION TO
                     INCREASE ITS QUARTERLY DISTRIBUTION TO
        $0.60 PER COMMON UNIT -- $2.40 ANNUALIZED -- PAYABLE IN MAY 2004,
                CONTINGENT UPON CLOSING AGWAY ENERGY TRANSACTION

WHIPPANY, N.J., December 3, 2003 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced an intention to increase its quarterly distribution from $0.5875 to $0.60 per Common Unit, payable in respect to the second fiscal quarter of 2004, subject to completion of the previously announced Agway Energy transaction and declaration by the Board of Supervisors.

On an annualized basis, the increase would equate to $0.05 per Common Unit, from $2.35 to $2.40 per Common Unit. The first distribution at this increased level would be payable in May 2004, in respect of the second fiscal quarter of 2004 when the Agway Energy transaction would be completed. It would be the eighth such increase since the Partnership's recapitalization in 1999.

Subject  to  the  declaration  by  the  Board  of  Supervisors,   the  quarterly
distribution payable in February 2004 in respect to the first quarter of fiscal 2004 will remain $0.5875 per Common Unit.

On November 24, 2003, the United States Bankruptcy Court for the Northern District of New York approved Agway, Inc.'s motion to establish bid procedures for the sale of substantially all of the assets and business operations of Agway Energy Products LLC, Agway Energy Services Inc., and Agway Energy Services-PA, Inc., (collectively "Agway Energy"), all of which are wholly-owned subsidiaries of Agway, Inc. Under the court order, Suburban Propane L.P., the operating partnership of Suburban Propane Partners, L.P., has been officially designated the "stalking horse" bidder in a process in which additional bids for the Agway Energy assets and business operations are being solicited for a specified period of time. The Court has scheduled an auction and a hearing on December 18, 2003 to approve the highest and best offer submitted.

Agway Energy, headquartered in Syracuse, New York, provides heating oil, propane, natural gas and electricity and related products and services to more than 400,000 residential, commercial, industrial and agricultural customers throughout New York, New Jersey, Pennsylvania and Vermont. Agway Energy is the second largest heating oil retailer in the United States and among the top ten propane marketers.


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Suburban Propane Partners,  L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership
serves   approximately   750,000   residential,   commercial,   industrial   and
agricultural customers through 320 customer service centers in 40 states.

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Company contact:  Robert M. Plante
                  Vice President and Chief Financial Officer
                  (973) 503-9252